Exhibit 99.2

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc. +1 (714) 889-2200
Quiksilver, Inc. Announces €200 Million Private Offering of Senior Notes
Huntington Beach, California, November 29, 2010—Quiksilver, Inc. (“Quiksilver”) (NYSE:ZQK) today announced that its wholly-owned European subsidiary, Boardriders S.A. (the “Issuer”), subject to market and other conditions, plans to offer €200 million aggregate principal amount of Senior Notes due 2017 (the “Notes”).
The Notes will be general senior obligations of the Issuer and will be fully and unconditionally guaranteed on a senior basis by Quiksilver and certain of Quiksilver’s current and future U.S. and non-U.S. subsidiaries, subject to certain exceptions. Quiksilver intends to use the proceeds of the offering to refinance existing European term loans and to pay related fees and expenses. As a result of such refinancing, Quiksilver expects to recognize non-cash, non-operating charges during the fiscal quarter ending January 31, 2011 of approximately $13.0 million representing the write-off of debt issuance costs related to such term loans.
The Issuer plans to offer the Notes in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Issuer intends to offer the Notes within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Forward-looking statements:
Statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to the proposed offering and whether or not the Issuer will commence or consummate the proposed offering. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “plan,” “will,” “intend,” “expect,” “may” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this announcement. Actual results or circumstances may vary materially from such forward-looking statements or expectations. Forward-looking information is provided by Quiksilver under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, Quiksilver disclaims any intent or obligation to update these forward-looking statements.
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